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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of September 7, 2001 (the "Agreement"), by and among RMS NETWORKS, INC., a Delaware corporation ("RMS"), VISUAL DATA CORPORATION, a Florida corporation ("VDAT"), and VISUAL DATA NETWORKS, INC., a Florida corporation ("SUB"), which is a direct wholly-owned subsidiary of VDAT. RMS and SUB are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

         A. The Boards of Directors of RMS, VDAT and SUB deem it advisable and in the best interests of each corporation and its respective shareholders that RMS and VDAT combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement.

         B. It is intended that the combination be effected by a merger of RMS with and into SUB with SUB surviving, which for Federal income tax purposes shall be a tax-free reorganization as described in the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. (a) In accordance with the provisions of this Agreement, the Florida Business Corporation Act ("FBCA") and the Delaware General Corporation Law ("DGCL"), at the Effective Time, RMS shall be merged (the "Merger") with and into SUB, and SUB shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Florida. The name of the Surviving Corporation shall be Visual Data Networks, Inc. At the Effective Time, the separate existence of RMS shall cease.


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                  (b)      The Merger shall have the effects on RMS and SUB, as
Constituent Corporations of the Merger, provided for under the DGCL and FBCA.

         Section 1.2 Effective Time. The Merger shall become effective at the time of filing of, or at such later time as specified in, an agreement of merger, in the form required by and executed in accordance with the DGCL and the FBCA, with the Secretary of State of the State of Florida in accordance with the provisions of Sections 607.1101 and 607.1103 of the FBCA and with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

         Section 1.3 Articles of Incorporation and Bylaws of Surviving Corporation. The Articles of Incorporation and Bylaws of SUB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by law.

         Section 1.4       Directors and Officers of Surviving Corporation.
(a) The directors of the Surviving Corporation shall be the same as VDAT at the Effective Time, consistent with this Agreement and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or until their earlier resignation or removal.

                  (b) The officers of RMS immediately prior to the Effective Time shall be the officers of the Surviving Corporation and each will hold office from and after the Effective Time until their respective successors are duly appointed and qualified in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law or until their earlier resignation or removal.

                  (c) At the Effective Time, the Articles of Incorporation and/or Bylaws of VDAT shall have been amended to provide for a staggered Board of Directors, consisting of three (3) classes. As of the Effective Time, the Board of Directors


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shall be nine (9) members classified as set forth on Schedule 1.4(c). At the
Effective Time, the Class I directors shall deliver resignations to Atlas Pearlman, P.A., that are released by Atlas Pearlman and become effective when Threshold II, as that is term defined in Section 2.6, is achieved. David Clarke shall become a Class II director of VDAT upon the achievement of Threshold I, as that term is defined in Section 2.6, and one (1) person shall be designated a Class I director by Messrs. Kates and Clarke upon the achievement of Threshold
II. The remaining two (2) vacancies on the board at the time Threshold II is achieved, shall be filled with independent directors by the nomination of Alan Saperstein, Randy Selman, Jason Kates and David Clarke. Such directors shall be Class I directors.

         Section 1.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

         Section 2.1 Effect on RMS Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                  (a) Every share of RMS' common stock, par value $.01 per share (the "RMS Shares"), issued and outstanding immediately


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prior to the Effective Time shall be converted into the right to receive the number of shares of VDAT Common Stock, $.0001 par value per share (the "VDAT Common Stock") equal to (X) 10,000,000 divided by (Y) the number of shares of RMS common stock and RMS options and warrants issued and outstanding immediately prior to the Effective Time (the "Exchange Ratio"). Sixty-One and Six-Tenths percent (61.6%) of the number of shares of VDAT Common Stock each RMS shareholder is entitled to receive based upon the Exchange Ratio shall be distributed to each RMS shareholder pursuant to the provisions of Section 2.4 of this Agreement ("Closing Shares"). The remaining Thirty-Eight and Four-Tenths percent (38.4%) of the number of shares of VDAT Common Stock each RMS shareholder is entitled to receive based upon the Exchange Ratio, shall be distributed to each RMS shareholder pursuant to the provisions of Section 2.4 of this Agreement, but only after the requirements of Section 2.6 are met ("Threshold Shares").

                  (b) All RMS Shares shall be canceled and retired, and each certificate representing any such RMS Shares shall thereafter (i) represent only the right to receive the VDAT Common Stock issuable in exchange for such RMS Shares upon the surrender of such certificates in accordance with Sections
2.1 and 2.4 and (ii) entitle the holder thereof to vote with respect to, and receive dividends on, such number of shares of VDAT Common Stock which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with Section 2.4; provided that with respect to the Threshold Shares, no rights, including the right to vote or receive dividends shall belong to the RMS shareholders until the requirements of Section 2.6 have been met.

                  (c) Notwithstanding anything to the contrary in this Agreement, any holder of RMS Shares who shall exercise the rights of a dissenting shareholder pursuant to and strictly in accordance with the provisions of Section 262 of the DGCL shall be entitled to receive only the payment therein provided for and shall not be entitled to receive VDAT Common Stock. Such payment shall be made directly by the Surviving Corporation.

                  (d) In the event of any change in VDAT Common Stock by reason of any stock split, readjustment, stock dividend, reclassification, or similar event including, with respect to the Threshold Shares any such change after the Effective Time, the


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amounts set forth in Sections 2.1 and 2.2 shall be appropriately adjusted.

         Section 2.2 Effect on RMS Options and Warrants. Every RMS option or warrant issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an option or warrant of VDAT based upon the Exchange Ratio. Each option and warrant will be exercisable for that number of shares of VDAT Common Stock as determined by Sections 2.1(a) and 2.6. The purchase price of each option will be adjusted to reflect the Exchange Ratio.

         Section 2.3 SUB Common Stock. Each share of common stock, $.0001 par value, of SUB issued and outstanding immediately prior to the Effective Time shall remain outstanding.

         Section 2.4 Exchange Procedures. (a) VDAT shall authorize its transfer agent to act as exchange agent hereunder (the "Exchange Agent") for the purposes of exchanging certificates representing RMS Shares or RMS options or warrants and shares of VDAT Common Stock. As promptly as practicable after the Effective Time, VDAT shall deposit with the Exchange Agent, in trust for the holders of Certificates (as defined in Section 2.4(b) below), certificates representing the shares of VDAT Common Stock issuable pursuant to Section 2.1(a) in exchange for Closing Shares (the "RMS Closing Certificates"). As promptly as practicable after each Threshold specified in Section 2.6 is achieved, VDAT shall deposit with the Exchange Agent, in trust for the Threshold Shares (as defined in Section 2.1(a), above), certificates representing the shares of VDAT Common Stock issuable pursuant to Section 2.1(a), based upon the Threshold that has been achieved, in exchange for the applicable Threshold Shares (the "RMS Threshold Certificates").

                  (b) Promptly after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented RMS Shares or RMS options or warrants (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of Closing Shares of VDAT Common Stock which such holder has the right to receive under Section 2.1(a) and such Certificate shall forthwith be canceled. If any such shares are to be issued to a person other than the person in


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whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Promptly after a Threshold specified in Section 2.6 has been achieved, the Exchange Agent shall issue to each person who has submitted a Certificate, that person's number of Threshold Shares, based upon the Threshold achieved, as calculated pursuant to Section 2.1(a).

                  (c) No dividends or other distributions with respect to the VDAT Common Stock constituting all or a portion of the consideration payable to the holders of RMS Shares shall be paid to the holder of any unsurrendered Certificate representing RMS Shares until such Certificate is surrendered as provided for in this Section 2.4. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing VDAT Common Stock (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of VDAT Common Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law; provided that, such payment shall be limited to those amounts owed on the Closing Shares only until Threshold Shares are issued based upon the achievement of each Threshold as set forth in Section 2.6, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such shares of VDAT Common Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law. VDAT shall make available to the Exchange Agent cash for these purposes. Any fractional shares shall be rounded up to the next whole share.

                  (d) Any portion of the VDAT Common Stock made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of RMS Shares, options or warrants twelve (12) months after the date on which Certificates representing such shares, options or warrants were deposited with the Exchange Agent by VDAT shall be returned to VDAT, upon demand, and any such holder who has not exchanged his, her or its RMS Shares, options or warrants in accordance with this Section 2.4 prior to that time shall thereafter look only to VDAT for his, her or its claim for VDAT Common Stock, any cash in lieu of fractional shares and certain dividends or other distributions. Neither VDAT nor SUB shall be liable to any holder of RMS Shares, options or warrants with respect to any VDAT Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


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                  (e)      If any Certificate representing RMS Shares, options
or warrants shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by VDAT, the posting by such person of a bond in such reasonable amount as VDAT may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration payable under Section 2.1(a) and, if applicable, any unpaid dividends and distributions on shares of VDAT Stock deliverable in respect thereof including taking account for any stock dividend, stock split or other such action relating to the VDAT shares, in each case pursuant to this Agreement.

         Section 2.5 Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of RMS or the Surviving Corporation of RMS Shares, options or warrants. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

         Section 2.6 Requirements for Threshold Shares. The Threshold Shares shall be distributed by the Exchange Agent based upon the attainment of the Thresholds set forth herein. For purposes of this Section 2.6, except as otherwise indicated, "RMS" shall mean either SUB or if SUB is merged into VDAT then the division of VDAT operating the RMS business; "Revenue" shall mean revenue from any source for RMS as determined in accordance with generally accepted accounting principles ("GAAP") as consistently applied, but excluding revenue associated with the sale of any assets of RMS (other than equipment and inventory held for resale), and other non-recurring revenue not in the ordinary course of business. For purposes of any Revenue calculation, pilot and license fees shall not constitute non-recurring revenue. "Baseline Revenue" shall mean programming fees, licensing fees or royalties which are contractually committed to for a period of at least 12 months and are not subject to termination or other cancellation, other than "for cause" on less than 60 days prior written notice, or in the case of those agreements set forth on Schedule 2.6(a), which are not subject to termination or other cancellation, other than "for cause" on less than 45 days prior written notice. "Net Income" shall mean the net income of the Surviving Corporation as determined according to GAAP consistently applied. For purposes of any Net Income calculation, VDAT shall not allocate any general administrative expenses to RMS, except for a monthly


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charge of $30,000 per month. To the extent that salaried employees of RMS who receive annual compensation of $125,000 or more (the "Significant Threshold Employees") receive any salary increase, bonus or additional fringe benefits (the "Increased Compensation") not presently received by the Significant Threshold Employees, such Increased Compensation will not be an expense of RMS for the purpose of any Net Income calculation. VDAT shall assume all accounting, human relations and general legal expenses of RMS from the Effective Time of the Merger. VDAT shall not allocate any financing costs to RMS for any amounts advanced to RMS prior to the Effective Time. VDAT shall not allocate any financing costs to RMS for amounts advanced to RMS after the Effective Time, unless any such amount was not set forth in the Budget approved by the RMS Executive Committee (as discussed below), in which case such advances shall be an expense of RMS, and RMS shall be charged interest at the prime rate (set forth by Bank of America) plus four percent. No charges in connection with the Merger, this Agreement or the transactions contemplated hereby (the "Transactions") (including, without limitation, charges in connection with the negotiation, preparation and execution and performance of this Agreement, the structuring of the Transactions, any agreement relating thereto and any filings to be made in connection therewith) shall be charged to RMS for purposes of any calculation under this Section 2.6. Any amounts in excess of $50,000 incurred by RMS, the RMS shareholders, or the Shareholder's Representative in performing this agreement following the Effective Time shall be offset against the Threshold II Shares as set forth in Section 9.6. Beginning with the first full fiscal quarter following the Effective Time, and through the period to earn the Threshold Shares, VDAT shall deliver to the Shareholders' Representative a statement, signed by an executive officer of VDAT, setting forth the Revenue, Baseline Revenue, and Net Income of RMS as determined pursuant to this Agreement (the "Settlement Statement") in respect of each full quarter. The Settlement Statement shall be delivered to the Shareholders' Representative on the date that is (a) in the case of the first three (3) quarters of VDAT's fiscal year, the earlier of (i) ten (10) days after VDAT's filing of its quarterly report with the Securities and Exchange Commission (the "SEC") in respect of a given quarter and (ii) 55 days after the end of such quarter and (b) in the case of the fourth quarter of VDAT's fiscal year, the earlier of (i) ten (10) days after VDAT's filing of its annual report with


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the SEC in respect of such fiscal year, and (ii) 100 days after the end of such fourth quarter.

         The Settlement Statement shall be final and binding on the RMS shareholders unless, within 30 days following date of delivery to the Shareholders' Representative of the Settlement Statement, the Shareholders' Representative shall have notified VDAT in writing, including the basis of contestation (the "Notice of Objection") that the RMS shareholders do not accept as correct the amount of any calculation reflected in the Settlement Statement. If the Shareholders' Representative timely delivers the Notice of Objection to VDAT, then the Shareholders' Representative and VDAT shall attempt to reach a mutual agreement as to each disputed calculation made in the Settlement Statement. If such parties fail to reach agreement to all disputed calculations within ten days after the Notice of Objection has been received, then VDAT's accounting firm shall be instructed by VDAT and the Shareholders' Representative to make, as soon as practicable after the matter is referred to such firm, all calculations that were in dispute and the determination of such accounting firm shall be final and binding on the parties. The cost of the accounting firm to be paid one-half by VDAT and one-half by RMS. The costs of RMS or the Shareholders' Representative in connection with this Section 2.6 shall be borne by VDAT up to $50,000 in the aggregate in accordance with the second paragraph of Section
5.10. Any amounts incurred above $50,000 shall be offset against the Threshold II Shares. For purposes of this Section 2.6, the Threshold II Shares shall be valued at the average of the closing price of VDAT's common stock for five trading days prior to the end of the period to which the disputed Settlement Statement relates.

         In the event that within four full quarters after the Effective Time, operations of RMS produce Revenue for two consecutive quarters that constitute Revenue of at least $6,500,000 on an annualized basis, at least 60% of which Revenue is Baseline Revenue, and Net Income of at least $1.00 for such period on an annualized basis, the RMS shareholders shall be entitled to receive 50% of the Threshold Shares ("Threshold I"). In the event that within six full quarters after the Effective Time, the operations of RMS produce Revenue for two consecutive quarters that constitute Revenue of at least $8,000,000 on an annualized basis, at least 60% of which Revenue is Baseline Revenue, and Net Income for such period on an annualized basis of


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at least $400,000, the RMS shareholders shall be entitled to receive 50% of the
Threshold Shares ("Threshold II").

         In the event the RMS shareholders are not eligible to receive Threshold I Shares because of the failure to meet the Revenue, Baseline Revenue and Net Income targets, the shares that would have been allocated for distribution in connection with the achievement of such targets will be available for issuance and will be issued in the event that the RMS shareholders receive Threshold II shares as a result of meeting of the Threshold II performance requirements. The Threshold II performance period shall be extended for an additional two quarters if Threshold I has been met during the stated time frame period.

         VDAT agrees that through the period to earn the Threshold Shares, RMS shall (a) operate within VDAT as either SUB or a separate division and (b) the business of RMS shall be conducted as conducted by RMS prior to the Merger. The President of SUB or the division shall be Jason Kates, who shall be empowered to enter into network agreements and other contractual agreements so long as the net incremental costs to produce the network or other net incremental costs are less than $100,000 during the term of the applicable agreement. Any agreement which requires an expenditure above such committed amount shall require the approval of RMS' Executive Committee. RMS' Executive Committee shall consist of Jason Kates, Randy Selman and Alan Saperstein (the "RMS Executive Committee"). RMS, whether operated as SUB or a separate division of VDAT, shall operate its business according to a budget agreed to by the RMS Executive Committee (the "Budget"). The President of RMS has submitted to the RMS Executive Committee, a budget which has been approved and is set forth on Schedule 2.6(b) attached hereto. Following the Effective Time, the President of RMS will submit to the RMS Executive Committee for its comment, revision and approval, at least 30 days before the beginning of each fiscal year, an annual operating and capital budget for RMS. The preparation of any Budget by Kates and the approval by the RMS Executive Committee thereof shall be prepared and approved with consideration to the cost cutting initiative undertaken by RMS and VDAT (e.g. coach airfare, modest hotels). From the date hereof until the Effective Time, RMS shall provide a Budget to VDAT on a quarterly basis at least five (5) days prior to the commencement of the quarter covered by such Budget and at the Effective Time, RMS shall provide a Budget to VDAT in respect of the duration of the


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then fiscal year. The Budget shall specify, among other things, RMS' targets for
Revenue, Baseline Revenue and Net Income (the "Targets") and the amount of capital expenditures proposed for such fiscal year. The President shall, as an officer of RMS (whether RMS is a subsidiary or a division of VDAT) and subject to the supervision and control of the RMS Executive Committee, operate RMS' business in the ordinary course and within the limits provided in the applicable Budget and as provided in this Agreement.

         In the event of a claim for indemnification pursuant to Article 9 herein, 500,000 Threshold II Shares may be withheld pending satisfaction of such claim or claims.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF VDAT AND SUB

         VDAT and SUB jointly and severally represent and warrant to RMS as follows:

         Section 3.1 Organization. Each of VDAT and SUB is a corporation duly organized, validly existing and in good standing under the laws of its respective State of Incorporation. VDAT owns directly all of the outstanding capital stock of SUB. Each of VDAT and SUB has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 3.1, each of VDAT and SUB is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 3.1, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of VDAT and would not delay or prevent the consummation of the transactions contemplated hereby (a "VDAT Material Adverse Effect"). VDAT previously has delivered to RMS accurate and complete copies of its Articles of Incorporation and Bylaws, and SUB's Articles of Incorporation and Bylaws, each as currently in effect. Neither of VDAT or SUB is in violation of any terms of its Articles of Incorporation or Bylaws.


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         Section 3.2       Capitalization.

                  (a) The authorized capital stock of VDAT consists of 50,000,000 shares of VDAT Common Stock and 5,000,000 shares of VDAT preferred stock. As of the date hereof, there are 14,788,947 shares of VDAT Common Stock issued and outstanding and no shares held in treasury; and no shares of VDAT preferred stock outstanding. As of the date hereof, there were outstanding under the VDAT Stock Option Plans, or otherwise, VDAT Stock Options and outstanding VDAT warrants entitling the holders thereof to purchase, in the aggregate, up to the amount set forth on Schedule 3.2 of VDAT Common Stock. The capitalization of VDAT as of the date hereof is as set forth on Schedule 3.2. All shares of VDAT Common Stock to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, and nonassessable and subject to the terms of this Agreement, free from liens, charges, claims and encumbrances.

                  (b) The authorized capital stock of SUB consists of one hundred (100) shares of common stock, $.0001 par value, of which one hundred
(100) are issued and outstanding and are validly issued, fully paid and nonassessable. All such shares are issued to VDAT. As of the date hereof, there are no outstanding SUB stock options or warrants or any other rights entitling any person to purchase capital stock of SUB.

                  (c) All issued and outstanding shares of VDAT and SUB have been issued in compliance with all applicable federal and state securities and blue sky laws.

         Section 3.3 Authority. Each of VDAT and SUB has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the shareholders of VDAT, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of VDAT and SUB and by VDAT as the sole shareholder of SUB, and, except for the requisite approval by the shareholders of VDAT, no other corporate proceedings on the part of VDAT or SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. VDAT's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of VDAT and its shareholders and have determined to recommend to


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such shareholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by each of VDAT and SUB and, assuming this Agreement constitutes a legal, valid and binding agreement of RMS and the RMS shareholders, constitutes a legal, valid and binding agreement of VDAT and SUB, as the case may be, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

         Section 3.4 No Violations: Consents and Approvals. Except as set forth on Schedule 3.4:

                  (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by VDAT and SUB with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of VDAT's shareholders and the NASDAQ stock market, any provision of the Articles of Incorporation or Bylaws of either of VDAT or SUB, (ii) any contract, agreement, instrument or understanding to which VDAT or SUB is a party or by which VDAT, SUB or any of their respective assets or properties is bound, or
(iii) subject to the requisite approval of VDAT's shareholders and the NASDAQ Stock Market, any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority (a "Law") applicable to VDAT or SUB or any of their respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have an VDAT Material Adverse Effect or materially impair VDAT's or SUB's ability to consummate the transactions contemplated hereby or for which VDAT or SUB has received or, prior to the Merger, shall have received appropriate consents or waivers.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by VDAT or SUB in connection with the execution and delivery of the Agreement or the consummation by VDAT or SUB of the transactions contemplated hereby, except
(i) in connection,


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or in compliance, with the provisions of the Securities Act of 1933, as amended
(the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the States of Florida and Delaware, (iii) filings with, and approval of, the NASDAQ in connection with obligations of VDAT hereunder, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have an VDAT Material Adverse Effect, or materially impair the ability of VDAT or SUB to perform its obligations hereunder.

         Section 3.5       SEC Documents: VDAT Financial Statements.

                  (a) VDAT has filed with the Securities and Exchange Commission ("SEC") all documents required to be filed under the Securities Act and the Exchange Act since the effective date of its initial public offering (the "VDAT SEC Documents"). As of their respective dates, the VDAT SEC Documents complied in all respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the VDAT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) As of their respective dates, the financial statements of VDAT included in the VDAT SEC Documents were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of VDAT as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). VDAT's balance sheet included in its Form 10-QSB for the quarter ended June 30, 2001, shall be referred to as the "VDAT Interim Balance Sheet."

                  (c) VDAT has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on Schedule 3.5, (ii) as set forth on the VDAT Interim Balance Sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the VDAT Interim Balance Sheet.

         Section 3.6 Absence of Certain Changes. Since the date of the VDAT Interim Balance Sheet, VDAT has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have a VDAT Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on
Schedule 3.6 or in the VDAT SEC Documents, since June 30, 2001, there has not been with respect to VDAT or SUB any:

                  (a) sale or disposition of any material asset other than inventory in the ordinary course;

                  (b) payment of any dividend, distribution or other payment to any shareholder of VDAT or to any relative of any such shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

                  (c) incurrence or commitment to incur any liability individually or in the aggregate material to VDAT, except such liabilities under VDAT's existing credit facilities and liabilities incurred in connection with the Merger;

                  (d) waiver, release, cancellation or compromise of any indebtedness owed to VDAT or claims or rights against others, exceeding $50,000 in the aggregate;

                  (e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

                  (f) unusual or novel method of transacting business engaged in by VDAT or any change in VDAT's accounting procedures or practices or its financial or equity structure.

         Section 3.7 Proxy Statement/Prospectus Registration Statement. None of the information regarding VDAT and SUB to be supplied by VDAT and SUB for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") relating to VDAT Common Stock to be issued in connection with the Merger or (ii) the proxy statement to be distributed in connection with the shareholders' meeting of VDAT contemplated by Section 5.5 (as it may be amended or supplemented from time to time, the "Proxy Statement" and together with the prospectus to be included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to shareholders of VDAT and at the time of its shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to VDAT or SUB shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of VDAT. The Proxy Statement and the Registration Statement will (with respect to VDAT) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         Section 3.8 State Antitakeover Statutes. The VDAT Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the VDAT Board of Directors as required by the FBCA. No "business combination," "moratorium," "control share," "fair price," "interested shareholder," affiliated transactions" or other state antitakeover statute or regulation (i) prohibits or restricts VDAT's ability to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated hereby or thereby, (ii) would have the effect of invalidating or voiding this Agreement or the Voting Agreement attached hereto as Exhibit 3.8 (the "Voting Agreement") or any provision hereof, or (iii) would subject RMS to any material impediment or condition in connection with the exercise of any of its respective rights under this Agreement.

         Section 3.9 Broker's Fees. Except as set forth on Schedule 3.9, neither VDAT nor SUB nor any of VDAT's affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 3.10 Compliance With Laws. Except as set forth on Schedule 3.10, neither VDAT nor SUB is conducting or has conducted its business in violation of any Law, including without limitation, any law pertaining to environmental protection, occupational health or safety, or employment practices, except any law the violation of which would not have an VDAT Material Adverse Effect.

         Section 3.11 No Litigation. Except as set forth in the VDAT SEC Documents or on Schedule 3.11, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to VDAT's knowledge threatened, against VDAT or SUB which would have a VDAT Material Adverse Effect. There are no pending or, to VDAT's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of VDAT or SUB or any of their respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have a VDAT Material Adverse Effect.

         Section 3.12 Employee Benefits. All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the "Plans") maintained by VDAT or to which VDAT contributes are listed on Schedule 3.12. In addition, Schedule 3.12 separately sets forth any Plans which VDAT, or any affiliate or predecessor of VDAT, maintained or contributed to within the six years preceding the date hereof.

                  (a) The Plans comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

                  (b) VDAT and, to its knowledge, any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with their respective terms. VDAT has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

                  (c) VDAT has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 3.12. VDAT has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law and any applicable collective bargaining agreement. Neither VDAT, nor any affiliate or predecessor of VDAT, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA), (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

                  (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to VDAT's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against VDAT or any other party with respect to any of the Plans.

         Section 3.13 Taxes. (a) VDAT has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to VDAT on or before the date of this Agreement. All such Tax Returns are true, correct and complete in all material respects as of the time of filing. VDAT, with respect to the federal income Tax Returns, and any other Tax Returns, has paid in full on a timely basis all Taxes (as defined below) due on such Tax Returns or such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and, for contested Taxes only, for which adequate reserves have been established on the VDAT Interim Balance Sheet. Except as set forth on Schedule 3.13, the balance for accrued Taxes on the VDAT Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of VDAT's liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of VDAT. The balance of accrued Taxes has been determined in accordance with GAAP, applied on a consistent basis. All monies which VDAT was required by Law to withhold from employees have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of VDAT.

                  (b) VDAT has never been a member of an affiliated group filing consolidated returns.

                  (c) (i) VDAT has not received any notice of a deficiency or assessment with respect to Taxes of VDAT from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the VDAT Interim Balance Sheet; (ii) there are no ongoing audits or examinations of any Tax Return relating to VDAT and no notice (oral or written) of audit or examination of any such Tax Return has been received by VDAT; (iii) In the last three years, the federal income Tax Returns of VDAT have not been audited by the Internal Revenue Service; and (iv) To VDAT's knowledge, no issue has been raised (either in writing or verbally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of VDAT by any taxing authority which, if resolved against VDAT, would have a VDAT Material Adverse Effect. VDAT has disclosed on its federal income tax returns all positions taken therein that, VDAT believes could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

                  (d) VDAT is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability for taxes of any other person under law or contract.

                  (e)      VDAT (i) has not filed a consent pursuant to Code
Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)) owned by VDAT; (ii) has not agreed, or is not required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise initiated by VDAT that will affect the liability of VDAT for Taxes;
(iii) has not made an election, or is required, to treat any asset of VDAT as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is not now nor has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G; (v) has not participated in an international boycott as defined in Code
Section 999; (vi) is not
now nor has ever been a "foreign person" within the meaning of Code Section 1445(b)(2); (vii) is not now nor has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); and
(viii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

                  (f) VDAT is not required to report or pay any additional Taxes from any joint venture, partnership or other arrangement or contract limited liability company that could be treated as a partnership for federal income tax purposes.

                  (g) For purposes of this Section 3.13, the following terms shall have the meaning given to them below:

                           (i)      "Tax" means any of the Taxes, and "Taxes"
means, with respect to VDAT, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section
59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees assessments, or similar charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority, and
(ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

                           (ii)     "Tax Return" means any return, declaration,
report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local and foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

         Section 3.14 Absence of Certain Business Practices. Neither VDAT nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to VDAT's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject VDAT to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a VDAT Material Adverse Effect, or
(iii) if not continued in the future, might have a VDAT Material Adverse Effect or which might subject VDAT to suit or penalty in any private or governmental litigation or proceeding.

         Section 3.15 Intellectual Property. (a) Schedule 3.15(a) and the VDAT SEC documents sets forth a correct and complete list of (i) all U.S. and foreign trademarks, patents, service marks, trade names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by VDAT and used in connection with its business; and (ii) all unregistered trademarks, patents, service marks, and trade names which are owned by VDAT and used in connection with its business. Except as set forth on Schedule 3.15(a), title to all registered intellectual property is recorded on records in the name of VDAT and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

                  (b) Except as disclosed and set forth on Schedule 3.15(b), (i) VDAT owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), all intellectual property reasonably necessary to the conduct of the business of VDAT as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; (ii) VDAT's right title and interest in such intellectual property, to its knowledge, is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which VDAT or any person or entity who has granted a license or other right to use intellectual property to VDAT or who has been granted a license or other right to use intellectual property by VDAT, is a party or subject, nor to the knowledge of VDAT is any such claim, demand, proceeding, action, litigation, or court order threatened; and (iii) the conduct of the business of VDAT as currently conducted does not materially infringe or conflict with any intellectual property of others.

         Section 3.16 Knowledge. The term "to VDAT's knowledge" shall mean the actual knowledge of each director and executive officer of VDAT.

         Section 3.17      No Undisclosed Information. No provision of this
Article III or any Schedule or any document or agreement furnished by VDAT contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading. No preclosing investigation by RMS of VDAT, its subsidiaries, their respective assets or their business shall relieve VDAT of its indemnification or other obligations under this Agreement.

         Section 3.18 Certain Business Practice. Neither VDAT nor any directors, officers, agents or employees of VDAT (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         Section 3.19 Required Vote of VDAT Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of VDAT Common Stock is required to approve the Merger. The vote of the holders of a plurality of shares of VDAT Common Stock present and voting is required to approve the amendment to VDAT's Articles of Incorporation and/or Bylaws for a staggered Board of Directors and to change its corporate name to Visual Data Networks, Inc. No other vote of the shareholders of VDAT is required by Law, the Articles of Incorporation or Bylaws of VDAT or otherwise in order for VDAT to consummate the Merger and the transactions contemplated hereby.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF RMS

         RMS represents and warrants to VDAT and SUB as follows:

         Section 4.1 Organization. (a) RMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. RMS is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 4.1, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of RMS and would not delay or prevent the consummation of the transactions contemplated hereby (a "RMS Material Adverse Effect").

                  (b) RMS previously has delivered to VDAT accurate and complete copies of RMS' Certificate of Incorporation and Bylaws, each as currently in effect. RMS is not in violation of any terms of its Certificate of Incorporation or Bylaws.

         Section 4.2 Capitalization. (a) The authorized capital stock of RMS consists of 25,000,000 shares of RMS common stock. The directors of RMS are authorized to issue one or more series of preferred shares, but have not issued any preferred shares up to the date of this Agreement. As of the date hereof, there are 8,281,077.1 shares of RMS common stock issued and outstanding and no shares held in treasury; and no shares of RMS preferred stock outstanding. As of the date hereof, there are outstanding under the RMS Stock Option Plans, all of which are listed on Schedule 4.2(a), RMS Stock Options and warrants entitling the holders thereof to purchase, in the aggregate, up to 3,064,986 RMS Shares. Except as set forth on Schedule 4.2(a), at the Effective Time, there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating RMS to issue, transfer or sell any shares of capital stock of RMS or any other securities convertible into or evidencing the right to subscribe for any such shares. Neither

RMS nor any subsidiary is subject to any obligation to repurchase or otherwise acquire any shares of its capital stock or other similar interest. All issued and outstanding RMS Shares are, and all RMS Shares issued and outstanding at the Effective Time shall be, duly authorized and validly issued, fully paid and non-assessable and subject to the terms of this Agreement free from all liens, charges, claims, preemptive or similar rights and encumbrances. All issued and outstanding shares of RMS have not been issued in violation of any applicable federal or state securities or blue sky laws.

                  (b) RMS has five (5) subsidiaries (the "Subsidiary" or "Subsidiaries").

                           (i)      RMS has a wholly-owned Subsidiary organized
under the law of the State of Delaware, PharmaSee, LLC ("PharmaSee"). PharmaSee is in good standing in the State of Delaware.

                           (ii)     RMS has a second wholly-owned Subsidiary,
also organized under the law of the State of Delaware, Bevision, LLC ("Bevision"). Bevision is in good standing in the State of Delaware.

                           (iii)    RMS has a third wholly-owned Subsidiary,
also organized under the laws of the State of Delaware, Digital Leasing, LLC ("Digital"). Digital is in good standing in the State of Delaware.

                           (iv)     RMS has a fourth wholly-owned Subsidiary,
also organized under the law of the State of Delaware, RMUSIC, Inc. ("RMUSIC"). RMUSIC is in good standing in the State of Delaware, although it is currently not an actively operating entity.

                           (v)      RMS has a fifth wholly-owned Subsidiary,
also organized under the law of the State of Delaware, RMS Labs, Inc. ("RMS Labs"). RMS Labs is in good standing in the State of Delaware, although it is currently not an actively operating entity.

                  (c) All outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of RMS, is owned by RMS or a Subsidiary of RMS, directly or indirectly, free and clear of any lien, encumbrance or charge, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interest). Each Subsidiary is validly existing and has full requisite power to operate its business as it is now being conducted and proposed to be conducted. Schedule 4.2(c) sets forth the name of each Subsidiary, the number of shares or interests authorized and the ownership interest of each such Subsidiary.

                  (d) RMS has delivered to VDAT true and complete copies of the organizational documents or comparable governing instruments (including all amendments to each of the foregoing) of each Subsidiary of RMS as listed in this Agreement.

         Section 4.3 Authority. RMS has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the Merger and the adoption of this Agreement by RMS' shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by RMS' Board of Directors and the Shareholder-Directors (as defined in Section 4.16) and, except for the requisite approval of the Merger and the adoption of this Agreement by RMS' shareholders, no other corporate proceedings on the part of RMS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. RMS' Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of RMS and its shareholders and, except as provided in Section 5.3 below, have determined to recommend to such shareholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by RMS and, assuming this Agreement constitutes a legal, valid and binding agreement of VDAT, constitutes a legal, valid and binding agreement of RMS, enforceable against it in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

         Section 4.4       No Violations; Consents and Approvals.

                  (a) Except as set forth on Schedule 4.4 (a), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by RMS with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of RMS' shareholders, any provision of the Certificate of Incorporation or Bylaws of RMS, (ii) any contract, agreement, instrument or understanding to which RMS is a party, or by which RMS or any of its assets or properties is bound, or (iii) subject to the requisite approval of RMS' shareholders, any Law applicable to RMS or any of its respective assets or properties, excluding from the foregoing clauses (ii) and
(iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have a RMS Material Adverse Effect or materially impair RMS' ability to consummate the transactions contemplated hereby. RMS shall only be required to obtain those contractual consents specifically set forth on
Schedule 7.7, but shall use its reasonable best efforts to obtain all consents set forth on Schedule 4.4(a).

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by RMS in connection with the execution and delivery of the Agreement or the consummation by RMS of the transactions contemplated hereby, except (i) the filing of the appropriate merger documents with the Secretary of State of the States of Florida and Delaware and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a RMS Material Adverse Effect, or materially impair the ability of RMS to perform its obligations hereunder.

         Section 4.5 SEC Documents: RMS Financial Statements. (a) RMS has withdrawn its Registration Statement that had been filed with the SEC and currently has no active filings with the SEC.

                  (b) As of their respective dates, the financial statements of RMS set forth on Schedule 4.5(b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of RMS as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). RMS has a December 31 year end. Audited financial statements for RMS have been issued through December 31, 1999. Unaudited financial statements for the year ended December 31, 2000 and interim, unaudited statements for the six month period ended June 30, 2001 have been prepared. (Collectively, the financial statements set forth on Schedule 4.5(b) shall be referred to as "RMS Financial Statements")

                  (c) RMS has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on Schedule 4.5(c), (ii) as set forth on the RMS Financial Statements, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the RMS financial statements for the period ended June 30, 2001.

         Section 4.6 Absence of Certain Changes. Since June 30, 2001, except as set forth on Schedule 4.6, RMS has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have an RMS Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.6 and except as permitted by Section 5.1, since June 30, 2001, there has not been with respect to RMS any:

                  (a) sale or disposition of any material asset other than inventory in the ordinary course;

                  (b) payment of any dividend, distribution or other payment to any shareholder of RMS or to any relative of any such shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

                  (c) incurrence or commitment to incur any liability individually or in the aggregate material to RMS, except such liabilities under RMS' existing credit facilities and liabilities incurred in connection with the Merger;

                  (d) waiver, release, cancellation or compromise of any indebtedness owed to RMS or claims or rights against others, exceeding $50,000 in the aggregate;

                  (e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles;

                  (f) unusual or novel method of transacting business engaged in by RMS or any change in RMS' accounting procedures or practices or its financial or equity structure;

                  (g) any issuance or sale of any stock, notes, bonds or other securities or pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto;

                  (h) any amendment to RMS' Certificate of Incorporation or Bylaws;

                  (i) other than in the ordinary course of business consistent with past practice, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens which do not, individually or in the aggregate, have a RMS Material Adverse Effect;

                  (j) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice;

                  (k) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of RMS; or

                  (l) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice.

         Section 4.7 Proxy Statement Prospectus; Registration Statement. None of the information regarding RMS to be supplied by RMS for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement at the time it becomes effective and at the Effective Time, and in the case of the Proxy Statement, at the time it is first mailed to shareholders of VDAT and at the time of respective shareholders meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to RMS shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law. The Proxy Statement and the Registration Statement will (with respect to RMS) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         Section 4.8 State Antitakeover Statutes. The RMS Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the RMS Board of Directors as required by the DGCL. No "business combination," "moratorium," "control share," "fair price," "interested shareholder," affiliated transactions" or other state antitakeover statute or regulation (i) prohibits or restricts RMS' ability to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated hereby or thereby, (ii) would have the effect of invalidating or voiding this Agreement or the Voting Agreement or any provision hereof, or (iii) would subject VDAT or SUB to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

         Section 4.9 Broker's Fees. Except as set forth on Schedule 4.9, neither RMS nor any of its affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 4.10 Compliance With Laws. RMS and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any governmental entity necessary for RMS and its Subsidiaries to own, lease and operate their properties or otherwise to carry on their business as it is now being conducted (collectively the "RMS Permits"), except where the failure to be in possession of any such RMS Permit would not have a RMS Material Adverse Effect. As of the date of this Agreement, none of the RMS Permits have been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of RMS, threatened, nor has RMS or any of its Subsidiaries received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of laws in respect of such RMS Permits, except in each case, where it would not have a RMS Material Adverse Effect. Neither RMS nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any law applicable to RMS or its Subsidiaries or by which any property or asset of RMS or its Subsidiaries is bound or affected except where any such conflict, default or violation would not have a RMS Material Adverse Effect, or (ii) any RMS Permits except where any such conflict, default or violation would not have an RMS Material Adverse Effect. Schedule
4.10 sets forth, as of the date of this Agreement, all actions, proceedings or investigations pending, or, to the knowledge of RMS, threatened against RMS or any of its Subsidiaries that could reasonably be expected to result in the suspension or cancellation of any RMS Permit.

         Section 4.11 No Litigation. Except as set forth on Schedule 4.11, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to RMS' knowledge threatened, against RMS which would have a RMS Material Adverse Effect. Except as set forth on Schedule 4.11, there are no pending or, to RMS' knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of RMS or any of its respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such controversies, disputes, grievances or claims which would not have a RMS Material Adverse Effect.

         Section 4.12 Employee Benefits. (a) All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the "Plans") maintained by RMS or to which RMS contributes are listed on Schedule 4.12(a). In addition, Schedule 4.12(a) separately sets forth any Plans which RMS, or any affiliate or predecessor of RMS, maintained or contributed to within the six years preceding the date hereof.

                  (b) The Plans comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

                  (c) RMS and, to its knowledge, any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with their respective terms. RMS has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

                  (d) RMS has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.12(a). RMS has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law and any applicable collective bargaining agreement. Neither RMS, nor any affiliate or predecessor of RMS, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA), (iii) other than as set forth on Schedule 4.12(a), any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

                  (e) There are no actions, suits or claims pending (other than routine claims for benefits) or, to RMS' knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against RMS or any other party with respect to any of the Plans.

                  (f) Schedule 4.12(f) contains a list setting forth the name and current annual salary and other compensation payable to each Significant RMS Employee (as defined below), and the profit sharing, bonus or other form of additional compensation paid or payable by RMS or any Subsidiary to or for the benefit of each such person for the current fiscal year. Schedule 4.12(f) sets forth summaries of all oral employment or consulting or similar arrangements regarding any Significant RMS Employee which are not terminable without liability on thirty (30) days' or less prior notice and lists all written employment and consulting agreements with respect to any Significant RMS Employee. There is not due or owing and there will not be due and owing at the Effective Time to any RMS employees, any sick pay, severance pay (whether arising out of the termination of any RMS employee prior to, on, or subsequent to the Effective Time), compensable time or pay, including salary, commission and bonuses, personal time or pay or vacation time or vacation pay attributable to service rendered on or prior to the Effective Time, except as disclosed in
Schedule 4.12(f) and other than claims made in the ordinary course of business consistent with past practice. Except as disclosed on Schedule 4.11 or Schedule 4.12(f), neither RMS nor any of its Subsidiaries have, any liability arising out of claims made or suits brought (including workers' compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sickness, disease, discrimination, death or termination of employment of any Significant RMS Employee, or other employment matter to the extent attributable to an event occurring or a state of facts existing on or prior to the date hereof. For purposes hereof "Significant RMS Employee" means any employee of RMS or any of its Subsidiaries who (i) is an officer, (ii) owns over 50,000 options to purchase capital stock of RMS, (iii) has an employment contract with RMS or any of its Subsidiaries which calls for annual compensation in excess of $50,000 or (iv) is compensated at an annual rate greater than $50,000.

         Section 4.13 Taxes. (a) RMS has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to RMS on or before the date hereof. All such Tax Returns are true, correct and complete in all material respects as of the time of filing. RMS, with respect to the federal income Tax Returns, and any other Tax Returns, has paid in full on a timely basis all Taxes (as defined below) due on such Tax Returns or such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and, for contested Taxes only, for which adequate reserves have been established on the RMS Interim Balance Sheet. Except as set forth on Schedule 4.13, the balance for accrued Taxes on the RMS Interim Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of RMS' liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of RMS. The balance of accrued Taxes has been determined in accordance with GAAP, applied on a consistent basis. All monies which RMS was required by Law to withhold from employees have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of RMS.

                  (b) RMS has never been a member of an affiliated group filing consolidated returns.

                  (c) (i) RMS has not received any notice of a deficiency or assessment with respect to Taxes of RMS from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the RMS Financial Statements; (ii) there are no ongoing audits or examinations of any Tax Return relating to RMS and no notice (oral or written) of audit or examination of any such Tax Return has been received by RMS; (iii) In the last three years, the federal income Tax Returns of RMS have not been audited by the Internal Revenue Service; and (iv) To RMS' knowledge, no issue has been raised (either in writing or verbally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of RMS by any taxing authority which, if resolved against RMS, would have a RMS Material Adverse Effect. RMS has disclosed on its federal income tax returns all positions taken therein that, RMS believes could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

                  (d) RMS is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability for taxes of any other person under law or contract.

                  (e)      RMS (i) has not filed a consent pursuant to Code
Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)) owned by RMS; (ii) has not agreed, or is not required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise initiated by RMS that will affect the liability of RMS for Taxes; (iii) has not made an election, or is required, to treat any asset of RMS as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is not now nor has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G; (v) has not participated in an international boycott as defined in Code Section 999; (vi) is not now nor has ever been a "foreign person" within the meaning of Code Section 1445(b)(2); (vii) is not now nor has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); and (viii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

                  (f) RMS is not required to report or pay any additional Taxes from any joint venture, partnership or other arrangement or contract limited liability company that could be treated as a partnership for federal income tax purposes.

                  (g) For purposes of this Section 4.13, the following terms shall have the meaning given to them below:

                                    (i)      "Tax" means any of the Taxes, and
                  "Taxes" means, with respect to RMS, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section 59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees assessments, or charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority, and (ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

                                    (ii)     "Tax Return" means any return,
                  declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local and foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Group or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

         Section 4.14 Absence of Certain Business Practices. Neither RMS nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to RMS' knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject RMS to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a RMS Material Adverse Effect, or (iii) if not continued in the future, might have a RMS Material Adverse Effect or which might subject RMS to suit or penalty in any private or governmental litigation or proceeding.

         Section 4.15 Intellectual Property. (a) Schedule 4.15(a) sets forth a correct and complete list of (i) all U.S. and foreign trademarks, patents, service marks, trade names, internet domain names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by RMS and used in connection with its business; (ii) all unregistered trademarks, patents, service marks, and trade names which are owned by RMS and used in connection with its business; and
(iii) all licenses, contracts, permissions and other agreements relating to the business to which RMS is a party relating in any way to rights in any of the foregoing. Except as set forth on Schedule 4.15(a), title to all registered intellectual property is recorded on records in the name of RMS and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

                  (b) Except as disclosed and set forth on Schedule 4.15(b), (i) RMS owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others (other than applicable license or other fees) or the obligation to grant rights to others in exchange), all intellectual property necessary to the conduct of the business of RMS as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; in each case, other than to the extent that the failure to own or possess licenses or valid rights would not result in a RMS Material Adverse Effect, (ii) RMS' right title and interest in such intellectual property is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which RMS or any person or entity who has granted a license or other right to use intellectual property to RMS or who has been granted a license or other right to use intellectual property by RMS, is a party or subject, nor to the knowledge of RMS, is any such claim, demand, proceeding, action, litigation, or court order threatened; and (iii) the conduct of the business of RMS as currently conducted does not materially infringe or conflict with any intellectual property of others.

                  (c) All employees who have contributed to or participated in the conception and development of RMS intellectual property on behalf of RMS and its Subsidiaries, have executed agreements in substantially the form set forth in Schedule 4.15(c). All such personnel have either (i) been a party to a "work-for-hire" arrangement or agreement with RMS in accordance with applicable laws that has accorded RMS full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of RMS or its Subsidiaries as assignee that have conveyed to RMS or its Subsidiaries effective and exclusive ownership of all tangible and intangible property thereby arising.

                  (d) RMS is not, nor as a result of the execution or delivery of this Agreement, or performance of RMS' obligations hereunder, will RMS or any of its Subsidiaries be, in violation of any license, sublicense, agreement or instrument relating to RMS intellectual property to which RMS or any of its Subsidiaries is a party or otherwise bound except any violation that would not result in a RMS Material Adverse Effect, nor will execution or delivery of this Agreement, or performance of RMS' obligations hereunder, cause the diminution, termination or forfeiture of any material RMS intellectual property.

         Section 4.16 Required Vote of RMS Shareholders. The affirmative vote of the holders of a majority of the outstanding RMS Shares, as well as a majority vote of the "Shareholder-Directors" (which Shareholder-Directors approval has been obtained) as they are described in the RMS Shareholders Agreement (as defined below), is required to approve the Merger. No other vote of the shareholders of RMS is required by Law, the Certificate of Incorporation or Bylaws of RMS or otherwise in order for RMS to consummate the Merger and the transactions contemplated hereby, except that a vote of the holders of 75% of the outstanding common stock of RMS is required to terminate the Shareholders Agreement among RMS and its shareholders dated January 1, 1997 (as the same may have been amended from time to time, the "RMS Shareholders Agreement").

         Section 4.17 Knowledge. The term "to RMS' knowledge" shall mean the actual knowledge of each director and officer of RMS.

         Section 4.18      No Undisclosed Information. No provision of this
Article IV or any Schedule or any document or agreement furnished by RMS or the RMS shareholders contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading. No preclosing investigation by VDAT of RMS, its subsidiaries, their respective assets or their business shall relieve RMS' shareholders of their indemnification or other obligations under this Agreement.

         Section 4.19 Contracts. Except for the contracts and agreements described in Schedule 4.19 (the "Listed Contracts"), neither RMS nor any Subsidiary is a party to any of the following:

                  (a) any agreement or contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $50,000 per annum;

                  (b) any contract that expires more than one year after the date of this Agreement or any contract that may be renewed at the option of any person other than RMS or any of its Subsidiaries so as to expire more than one year after the date of this Agreement;

                  (c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP in excess of $50,000;

                  (d) any contract for capital expenditures in excess of $50,000 in the aggregate;

                  (e) any contract limiting the freedom of RMS or any of its Subsidiaries to engage in any line of business or to compete with any other corporation, partnership, limited liability company, trust, individual or other entity, or any confidentiality, secrecy or nondisclosure contract or any contract that may be terminable as a result of VDAT's status as a competitor of any party to such contract;

                  (f) any contract pursuant to which RMS is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of $10,000 remain outstanding;

                  (g)      any contract with an Affiliate as defined in Section
5.11;

                  (h) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than customary customer agreements made in the ordinary course of business; or

                  (i) any employment contract, arrangement or policy (including without limitation any collective bargaining contract or union agreement) which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits).

                  RMS and its Subsidiaries have performed all of the obligations required to be performed by them and are entitled to all benefits under, and are not in default, or to RMS' knowledge, alleged to be in default in respect of any Listed Contract, except as may be provided on Schedule 4.19 and except for any defaults which, individually or in the aggregate, would not have a RMS Material Adverse Effect. Each of the Listed Contracts is valid and binding and in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to RMS or any of its Subsidiaries, or to the knowledge of RMS, with respect to the other contracting party, which with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Listed Contract, except as may be provided on Schedule 4.19 and except for any defaults which, individually or in the aggregate, would not have a RMS Material Adverse Effect.

         Section 4.20 Affiliate. Schedule 4.20 sets forth the name and address of each person who is, in RMS' reasonable judgement, an Affiliate of RMS (as such term is used in Rule 145 under the Securities Act).

                                    ARTICLE V

                                    COVENANTS

         Section 5.1 Conduct of Business of RMS. Except as contemplated by this Agreement or as expressly agreed to in writing by the other party, during the period from the date of this Agreement to the Effective Time, RMS will conduct its operations substantially as presently operated and only in the ordinary course of business, in a normal manner consistent with past practices and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time, RMS will not, without the prior written consent of VDAT:

                  (a)      amend its Certificate of Incorporation or Bylaws;

                  (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any securities convertible into shares of its capital stock, other than pursuant to and in accordance with the terms of its stock option plans;

                  (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock;

                  (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

                  (e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees, except in the ordinary course of business and in accordance with its customary past practices or as otherwise may be contractually required; or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing employee benefit plans;

                  (f) except as set forth on Schedule 5.1(f), sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets other than inventory in the ordinary course of business;

                  (g) enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

                  (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities,
(iii) disposition of a material amount of assets or securities or (iv) material change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right;

                  (i) engage in any unusual or novel method of transacting business or change any accounting procedure or practice or its financial structure; or

                  (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of RMS contained in this Agreement untrue or incorrect or prevent RMS from performing or cause RMS not to perform its covenants hereunder in any material respect or result in any of the conditions to the Merger set forth herein not being satisfied.

                  (k) Notwithstanding the foregoing, RMS may act, without the consent of VDAT on the following items: issue shares of RMS stock to resolve outstanding issues with Spacenet, its Landlord, and others with whom it now has or, prior to the Effective Time has a dispute; pursue and contract for new or restructure existing networks, so long as the direct costs of such network will not exceed the expected revenue from the network; pursue and contract for advertising to be shown on a network; separately or collectively modify, waive, terminate or eliminate any warrants or stock options or the plans to which they relate, including the issuance of capital stock of RMS pursuant to an exchange program created by RMS; and enter into a joint venture, or similar arrangement, including, without limitation, any agreement as generally described on Schedule 5.1(k) to (i) license the RMS concept or (ii) license the RMS technology for use by satellite providers for residential use, so long as the direct cost associated with the arrangement does not exceed the expected revenue from the arrangement. RMS shall use its best efforts to notify VDAT in advance in the event it undertakes any of the actions set forth in this Section 5.1(k).

         Section 5.2 No Shelf Registration. VDAT shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of VDAT Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of RMS within the meaning of Rule 145 promulgated under the Securities Act.

         Section 5.3 No Solicitation. RMS agrees that, prior to the Effective Time, except as provided below it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the RMS Board of Directors from (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide Transaction Proposal or has already made a Transaction Proposal (to the extent permitted herein) and the RMS Board of Directors determines in good faith that such action is necessary for the RMS Board of Directors to comply with its fiduciary duties to shareholders under applicable Delaware law, (ii) failing to recommend or withdrawing, modifying or changing its recommendation referred to in Section 4.3 or (iii) issuing a neutral recommendation in respect of any Transaction Proposal, in each case if there exists a Transaction Proposal and the RMS Board of Directors, based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the RMS Board of Directors to comply with its fiduciary duties to shareholders under applicable Delaware law or in connection with such Transaction Proposal. RMS shall immediately advise the other parties to this Agreement, orally and in writing, of any inquiries or proposals relating to a Transaction Proposal known to it, the material terms and conditions of such inquiry or proposal, and the identity of the person or entity making such inquiry or proposal. RMS shall give VDAT and SUB at least two (2) business days advance notice of any information to be supplied to, and at least three (3) days' advance notice of any agreement to be entered into with any person or entity making such a proposal for a Transaction Proposal with respect to RMS. For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between RMS, VDAT and SUB contemplated by this Agreement) involving RMS: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of RMS, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of twenty percent (20%) or more of the outstanding shares of capital stock of RMS or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by RMS of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Upon the receipt by RMS of proceeds from VDAT of at least $1.5 million from any funding between the date hereof and the Effective Time, RMS shall cease immediately discussions or negotiations with any party with whom they are presently having discussions or negotiations with respect to a Transaction Proposal; provided, however, that this sentence shall in no way limit the rights of the RMS Board of Directors as otherwise set forth in this Section 5.3. Schedule 5.3 sets forth a list of such parties.

         Section 5.4 Access to Information. (a) From the date of this Agreement until the Effective Time, RMS will provide VDAT and VDAT will provide RMS, and their respective lenders and authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of RMS, VDAT and SUB, will permit the other party to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

                  (b) VDAT and RMS will hold and will cause their representatives to hold in confidence, all documents and information furnished in connection with this Agreement, other than documents or information which (i) are available to the public, (ii) are or become known by VDAT or RMS from a source other than RMS or VDAT, as the case may be, other than by a breach of a confidentiality obligation owed to RMS or VDAT, respectively, or (iii) are required by law to be disclosed.

         Section 5.5 Registration Statement and Proxy Statement. VDAT shall file with the SEC as soon as is reasonably practicable after the execution of this Agreement a Proxy Statement/Prospectus and VDAT shall file the Registration Statement in which the Proxy Statement/Prospectus shall be included. RMS shall cooperate with VDAT with regard to such filings. VDAT and RMS shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. VDAT shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, any and all necessary state securities law or "Blue Sky" permits or approvals in connection with the issuance of VDAT Common Stock in the Merger. VDAT shall advise RMS, promptly after it receives notice thereof, of any request from the SEC with respect to amending the Registration Statement or for additional information, of notice and the time that the Registration Statement has been declared effective, of any supplement or amendment being filed to the Registration Statement, of the issuance of any stop order by the SEC with respect to the Registration Statement, of the suspension of the qualification of the shares of VDAT Common Stock for offering or sale in any jurisdiction, and of any notification from NASDAQ of suspension or halting in trading of VDAT Common Stock or delisting of VDAT Common Stock for any reason from the NASDAQ National Market System. VDAT shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement (and maintain the current status of the Prospectus contained therein) for so long as the options and warrants of VDAT issued pursuant to Section 2.2 (collectively, the "Options and Warrants") remain outstanding, and the VDAT Common Stock made available to the Exchange Agent pursuant to Section 2.4(a) has not been returned to VDAT in accordance with Section 2.4(d).

         Section 5.6 Shareholders' Meetings. Unless the RMS Board of Directors shall have taken an action permitted by clause (ii) of Section 5.3 above, RMS and VDAT shall each, as soon as reasonably practicable following the date hereof and in any event within 45 days after the Registration Statement is declared effective, establish a record date for, duly call, give notice of, convene and hold (and reconvene and hold if adjourned for any reason) a special meeting of its stockholders for the purpose of voting to approve this Agreement and the Merger and the other transactions contemplated hereby, including in the case of VDAT, the amendment of VDAT's Articles of Incorporation and/or Bylaws to provide for a staggered Board of Directors and a change in VDAT's corporate name, and including, in the case of RMS, the termination of the RMS Shareholders Agreement. RMS and VDAT shall, through their respective Boards of Directors, recommend to their shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use all commercially reasonable efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless the RMS Board of Directors shall have taken an action permitted by clause (ii) of Section 5.3 above, VDAT shall use all commercially reasonable efforts to solicit from shareholders of such party proxies in favor of such matters.

         Section 5.7 Reasonable Efforts; Other Actions. RMS, VDAT and SUB each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of any actions required to qualify the Merger treatment as a tax-free reorganization within the meaning of Code Section 368(a)(2)(D), and (ii) the obtaining of all necessary consents, approvals or waivers under their respective material contracts.

         Section 5.8 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger, VDAT, SUB and RMS will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction in any filings required with the SEC).

         Section 5.9 Notification of Certain Matters. Each of RMS and VDAT shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of RMS or VDAT, as the case may be, to which it is a party or is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change, or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall use its best efforts to prevent or promptly remedy the same.

         Section 5.10 Expenses. Except as otherwise provided herein, VDAT and SUB, on the one hand, and RMS, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement, the Proxy Statement/Prospectus and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants.

         VDAT shall pay up to an aggregate of $50,000 of the costs and expenses of RMS and the RMS shareholders after the Effective Time in connection with (i) complying with Section 2.6 and (ii) performing the Shareholder Representative's responsibilities as set forth herein. Any amounts in excess of $50,000 shall be offset against the Threshold II Shares.

         Section 5.11 Affiliates. Schedule 4.20 lists all persons who, as of the date hereof, may be deemed to be "affiliates" of RMS for purposes of Rule 145 under the Securities Act (the "Affiliates"). RMS shall advise VDAT in writing of any other persons who become Affiliates prior to the Effective Time. RMS shall cause each person who is so identified as an Affiliate to deliver to VDAT, prior to the Effective Time, a written agreement substantially in the form of Exhibit 5.11 hereto.

         Section 5.12 Stock Exchange Listing. VDAT shall prepare and submit to the NASDAQ Stock Market a listing application covering the shares of VDAT Common Stock issuable in the Merger (including the Threshold Shares and shares issuable upon exercise of the Options and Warrants), and shall use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

         Section 5.13 State Antitakeover Laws. If any "fair price" or "control share acquisition" statute or other similar antitakeover regulation shall become applicable to the transactions contemplated hereby, VDAT and RMS and their respective Board of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

         Section 5.14 Satisfaction of Conditions. RMS agrees to use its best efforts to cause each of the conditions set forth in Article VII to VDAT and SUB proceeding with the Closing to be satisfied on or before the Closing Date. VDAT and SUB agree to use their respective best efforts to cause each of the conditions set forth in Article VIII to RMS proceeding with the Closing to be satisfied on or before the Closing Date.


         Section 5.15 No Additional Transactions. Except as generally set forth on Schedule 5.15, VDAT agrees that until the Registration Statement is declared effective, it shall not solicit, negotiate, enter into or commit unconditionally to enter into any significant transaction, including any acquisition or disposition, merger, recapitalization or other significant transaction, which would have to be disclosed in the text (excluding such disclosure which would not materially change the Registration Statement) or pro forma financial statements contained in the Registration Statement or which would otherwise delay or affect the ability of the Registration Statement to be declared effective as soon as possible.

                                   ARTICLE VI

               CONDITIONS TO THE OBLIGATIONS OF VDAT, SUB AND RMS

         The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any one or more of which may be waived in a writing signed by each of VDAT, SUB and RMS:

         Section 6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or Blue Sky authorizations shall have been received.

         Section 6.2 Shareholder Approval. The requisite vote of the shareholders of RMS and VDAT necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

         Section 6.3 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

         Section 6.4 Listing. The VDAT Common Stock issuable in the Merger (including the Threshold Shares and shares issuable upon exercise of the Options and Warrants) shall have been authorized for listing on the NASDAQ National Market System.

         Section 6.5 Capital. In addition to funds raised between the date hereof and the Effective Time, additional funding of at least $5,000,000 must be committed to VDAT prior to the Merger, the proceeds of which will be used to fund the combined entities following the Effective Time. The form of funding can be all debt, all equity or any combination of debt and equity that is reasonably satisfactory to both RMS and VDAT. The funding does not have to occur prior to the Merger, but must be committed and scheduled to close within a reasonable time after the Merger.

         Section 6.6 Staggered Board of Directors. The Articles of Incorporation and/or Bylaws of VDAT shall have been amended to provide for a staggered Board of Directors as of the Effective Time as set forth in Section 1.4(c).

         Section 6.7 Lock-up Agreements. The persons set forth on Schedule 6.7(a), 6.7(b) and 6.7(c) shall have executed Lock-up Agreements in the form of
Exhibit 6.7(a), Exhibit 6.7(b) and Exhibit 6.7(c), respectively.

         Section 6.8 Name Change. The Articles of Incorporation of VDAT shall have been amended to change the name of VDAT to "Visual Data Networks, Inc."

                                   ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF VDAT AND SUB

         The obligation of VDAT and SUB to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before to the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by VDAT and SUB:

         Section 7.1 Representations Accurate. The representations and warranties of RMS contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date in all material respects as though such representations and warranties were made at and on such date, except those representations and warranties that speak as of a specific date.

         Section 7.2 Performance. RMS shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

         Section 7.3 Officer's Certificate. VDAT and SUB shall have received a duly executed certificate signed by the President or Chairman of RMS certifying as to (i) compliance with the conditions set forth in Sections 7.1 and 7.2; (ii) the accuracy and completeness of the Bylaws of RMS and the director and shareholder resolutions of RMS approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of RMS.

         Section 7.4 Certified Certificate of Incorporation. VDAT and SUB shall have received a certificate of the Secretary of State of the State of Delaware certifying the Certificate of Incorporation of RMS and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

         Section 7.5 Good Standing. VDAT shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the State of incorporation of RMS and each other State in which RMS is qualified to do business as set forth on Schedule 4.1.

         Section 7.6 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or the legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger or would otherwise restrict VDAT's or the Surviving Corporation's exercise of full rights to own and operate the business of RMS subsequent to the Effective Time.

         Section 7.7 Consents. VDAT and SUB shall have received copies of consents set forth on Schedule 7.7 necessary for RMS to execute, deliver and perform this Agreement and consummate the Merger.

         Section 7.8 RMS Documents. VDAT and SUB shall have received an executed copy of the legal opinion of RMS' legal counsel, which legal opinion will be in a form and substance reasonably acceptable to VDAT and its counsel.

         Section 7.9 Dissenting Shares. On the Closing Date, the aggregate number of RMS Shares with respect to which the holders shall be dissenting shareholders entitled to relief under Section 262 of the DGCL shall not exceed five percent (5%) of all outstanding RMS Shares.

         Section 7.10 Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of RMS.

         Section 7.11 Agreements with Affiliates. VDAT and SUB shall have received from each person who is an Affiliate under Section 5.11 an executed copy of the written agreement referred to in Section 5.11 and such agreements shall be in full force and effect and there shall be no breach, or in existence any facts which with passage of time or otherwise could constitute a breach, thereof.

         Section 7.12 Certificate of Merger. RMS shall have delivered to VDAT the Certificate of Merger as executed by duly authorized officers of RMS.

         Section 7.13 Networks. RMS, in the reasonable judgement of VDAT, shall be making reasonable progress to finalize agreements, including roll-out schedules, for at least two (2) new networks, which networks may include networks for the pilots set forth on Schedule 7.13.

         Section 7.14 Spacenet. The reasonable resolution, satisfactory to VDAT of all the existing obligations between RMS and Spacenet.

         Section 7.15 Injunction Illegality. No preliminary or permanent injunction, or other order decreed by any federal or state court which prevents the consummation of this Agreement shall have been issued and remain in effect (each party agrees to use its reasonable efforts to have any such injunction, order or decree lifted). No governmental authority shall have enacted any statute, rule or regulation that would prevent consummation of this Agreement or make the merger illegal.

         Section 7.16 Payables. At the Effective Time (provided that VDAT shall have funded RMS pursuant to the Budget prior to the Effective Time), all RMS' payables and accrued liabilities for past due obligations, excluding (i) any monthly accruals made in the ordinary course of business, including, but not limited to, accruals for items such as payroll, bonuses, vacation pay and other employee benefits, professional fees, property taxes, rent escalation, retailer fees, agency commissions and equipment purchased for resale, (ii) any payables to Spacenet, and (iii) any payables less than 30 days old, will not exceed $750,000.

         Section 7.17 Lease. RMS shall have modified the terms and conditions of its real estate lease for its principal offices, on terms and conditions reasonably satisfactory to VDAT.

         Section 7.18 Employment Contracts. VDAT or the Surviving Corporation shall have entered into employment agreements with the persons set forth on Schedule 7.18 (on the general terms and conditions of such agreements as set forth thereon) in form and substance reasonably satisfactory to VDAT.

         Section 7.19 Shareholders' Agreement. The RMS Shareholders Agreement shall have been terminated.

         Section 7.20 General. All required action hereunder shall have been taken by RMS in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions and other documents required to affect the Merger and the transactions contemplated herein shall be reasonably satisfactory in form and substance to VDAT.

                                  ARTICLE VIII

                      CONDITIONS TO THE OBLIGATIONS OF RMS

         The obligations of RMS to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by RMS:

         Section 8.1 Representations Accurate. The representations and warranties of VDAT and SUB contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date in all material respects as though such representations and warranties were made at and on such date, except those representations and warranties that speak as of a specific date.

         Section 8.2 Performance. VDAT and SUB shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

         Section 8.3 Compliance Certificate. RMS shall have received a certificate signed by the President or Chairman of each of VDAT and SUB certifying as to (i) compliance with the conditions set forth in Sections 8.1 and 8.2; (ii) the accuracy and completeness of the Bylaws of SUB and, as applicable, the director and shareholder resolutions of VDAT and SUB approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of VDAT and SUB.

         Section 8.4 Certified Articles of Incorporation. RMS shall have received certificates of the Secretary of State of the State of Florida certifying the Articles of Incorporation of VDAT and the Articles of Incorporation of SUB and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

         Section 8.5 Good Standing. RMS shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of VDAT and SUB and each other state in which VDAT and SUB are qualified to do business, which states are set forth on Schedule 8.5.

         Section 8.6 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger.

         Section 8.7 Consents. RMS shall have received copies of consents of all third parties necessary for VDAT to execute, deliver and perform this Agreement and consummate the Merger.

         Section 8.8 Certificate of Merger. SUB shall have delivered to RMS the Certificate of Merger, executed by duly authorized officers of SUB.

         Section 8.9 Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of VDAT.

         Section 8.10 Injunction Illegality. No preliminary or permanent injunction, or other order decreed by any federal or state court which prevents the consummation of this Agreement shall have been issued and remain in effect (each party agrees to use its reasonable efforts to have any such injunction, order or decree lifted). No governmental authority shall have enacted any statute, rule or regulation that would prevent consummation of this Agreement or make the merger illegal.

         Section 8.11 General. All required action hereunder shall have been taken by VDAT in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions and other documents required to affect the Merger and the transactions contemplated herein shall be reasonably satisfactory in form and substance to RMS.

                                   ARTICLE IX

                                 INDEMNIFICATION

         Section 9.1 Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants in this Agreement and the obligations of the parties with respect thereto shall survive the Closing as set forth in Section 12.1.

         Section 9.2 Indemnification by the Shareholders of RMS. After the Effective Time, the shareholders of RMS shall, indemnify, defend, protect and hold harmless VDAT and its officers, directors, divisions, subdivisions, affiliates (including, the Surviving Corporation), shareholders, agents, employees, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against all Losses (as defined below) that arise as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by RMS set forth in this Agreement or in any exhibit or in any other document delivered pursuant to this Agreement; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of RMS made in this Agreement or in any other document delivered pursuant to this Agreement; or (c) any claim by any third party that, if true, would mean that a condition for indemnification set forth in subsection (a) through (b) of this Section 9.2 had been satisfied. Notwithstanding the foregoing, however, such indemnification obligations shall in all events be limited solely to the extent of 500,000 Threshold II Shares as set forth in Section 9.7 below. For purposes of this Article IX, "Losses" means liabilities, claims, damages, actions, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' fees and expenses of investigation), whether equitable or legal, matured or continued, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent.

         Section 9.3 Indemnification by VDAT. VDAT shall indemnify, defend, protect and hold harmless the shareholders of RMS (collectively, the "RMS Indemnified Parties") at all times after the Effective Time, from and against all Losses that arise as a result of or incident to: (a) any breach of, misrepresentation, untruth in or inaccuracy, the representations and warranties of VDAT and SUB set forth in this Agreement; (b) nonfulfillment and nonperformance of the Agreement, covenant or condition on the part of VDAT and SUB made in this Agreement, and (c) any claim by a third party that is true, would mean that a condition for indemnification set forth in Subsection (a) and
(b) of this Section 9.3 had been satisfied. Notwithstanding the foregoing, however, such indemnification obligations shall in all events be limited to $500,000 as set forth in Section 9.7 below.

         Section 9.4 Indemnification Procedure. Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, other than any claim discussed in

Section 9.5 below, the party seeking indemnification (the "Indemnified Party") shall provide notice of such claim (a "Claim Notice") to the party from whom indemnification is sought (the "Indemnifying Party"). The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due. A Claim Notice shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party unless, within such period, the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim (a "Dispute Notice"). Any Dispute Notice shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any Dispute Notice, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the next 30 days. If a resolution is not reached within the 30 day period, either party may submit the dispute to a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in a city mutually selected by the Indemnifying Party and the Indemnified Party (or, if no city can be mutually agreed upon within 15 days, then in Fort Lauderdale, Florida). The Indemnified Party shall select one arbitrator, the Indemnifying Party shall select the second arbitrator, and the two previously selected arbitrators shall select the third arbitrator. In all respects, the American Arbitration Association's then existing Commercial Arbitration Rules shall govern such panel. The arbitrators' decision shall be binding and conclusive on the parties. It if is finally determined (through either agreement of the parties, arbitration or a Claim Notice becoming conclusive) that all or a portion of the claim amount is owed to the Indemnified Party, the Indemnifying Party shall, within 10 days of such determination, pay the Indemnified Party such amount owed. The non-prevailing party in any arbitration shall pay all costs of the arbitration and all of the prevailing party's reasonable attorneys' fees and expenses of investigation. The arbitrators shall specify in their decision which party is the prevailing party and the amount of the costs, fees and expenses to be paid by the non-prevailing party.

         Section 9.5       Indemnification Procedure with Respect to Third Party
Claims.

                  (a) If any third party shall notify an Indemnified Party pursuant to this Agreement with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any Indemnifying Party, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced.

                  (b) The Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement;
(iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties;
(iv) settlement of or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.5(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

                  (d) If or to the extent that any of the conditions set forth in Section9.5(b) is or becomes unsatisfied: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses); (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the fullest extent provided in this Section 9; and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligations should be reduced because of the manner in which counsel for the Indemnified Party handled the Third Party Claim.

         Section 9.6 Threshold Funds. A maximum of 500,000 Threshold II Shares shall be the only source available to satisfy indemnification claims of the Purchaser Indemnified Parties pursuant to this Article 9. A maximum of $500,000 shall be the only source available to satisfy indemnification claims of the RMS Indemnified Parties pursuant to this Article 9. The costs of the Shareholders' Representative in complying with the provisions of this Section 9 may be satisfied from such Threshold II Shares; provided, however, that the amount of such costs which may be satisfied from such Threshold Shares shall not exceed $50,000 in the aggregate in accordance with the second paragraph of
Section 5.10.

         Section 9.7 Basket and Limitation. Notwithstanding anything to the contrary in the foregoing provisions of this Article 9, no party shall be required to indemnify another party until the aggregate of the Losses of the party seeking indemnification reaches $500,000, at which point (i) VDAT shall be liable for all such Losses of the RMS Indemnified Parties in excess of $500,000 up to a maximum liability of $500,000, and (ii) the RMS shareholders shall be liable for all such Losses of the Purchaser Indemnified Parties in excess of $500,000 up to a maximum liability of 500,000 Threshold II shares. For purposes of this Article 9, the Threshold Shares II shall be valued at the average of closing price of VDAT's common stock for the five trading days prior to the final determination of the Loss.

         Section 9.8 Other Indemnification Provisions. Except as provided in Article XI, the indemnification provisions in this Article 9 are the exclusive remedies of the parties for breach of any representation, warranty or covenant in this Agreement or any exhibit or other document delivered pursuant hereto absent a claim for fraud.

         Section 9.9 RMS Litigation Indemnity. Notwithstanding anything to the contrary contained herein, in the event the Losses associated with litigation described in items (1) and (2) on Schedule 4.11 exceed $100,000, VDAT may offset any such excess Losses against the Threshold II shares. The Threshold II shares shall be valued as determined in Section 9.7.

                                    ARTICLE X

                                     CLOSING

         Section 10.1 Time and Place. Subject to the provisions of Articles VI, VII, VIII, IX and XI, the closing of the Merger (the "Closing") shall take place at the offices of Atlas Pearlman, P.A., as soon as practicable, but in no event later than the second business day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as VDAT, SUB and RMS may, in writing, mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         Section 10.2 Filings at the Closing. Subject to the provisions of Articles VI, VII, VIII and XI hereof, RMS, VDAT and SUB shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to


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

be recorded in accordance with the applicable provisions of the FBCA and the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE XI

                           TERMINATION AND ABANDONMENT

         Section 11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of RMS and VDAT:

                  (a)      by mutual consent of VDAT and RMS;

                  (b) by either VDAT or RMS, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by either VDAT or RMS, if the requisite shareholder approvals of the shareholders of either VDAT or RMS are not obtained at a meeting of shareholders duly called and held therefor; or

                  (d) by either VDAT or RMS if a merger shall not have been consummated by March 30, 2002, provided that a party in material breach of this Agreement may not terminate this Agreement.

         Section 11.2 Termination by VDAT. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, before or after the approval of the shareholders of VDAT or RMS, by VDAT if (a) RMS shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by RMS at or prior to such date of termination, (b) there exists a breach of any representation or warranty of RMS contained in this Agreement such that the closing conditions set forth in Article VII would not be satisfied, provided, however, that with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to RMS of written notice of such failure or breach, (c) the Board of Directors of RMS shall have failed to recommend, or shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger in a manner adverse to VDAT or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of a Transaction Proposal (as defined in Section 5.3 above) with a person or entity other than VDAT or any Affiliate of VDAT (or the RMS Board of Directors resolves to do any of the foregoing), or (d) the Board of Directors of RMS shall furnish or disclose nonpublic information or negotiate, explore or communicate in any way with a third party with respect to any Transaction Proposal in violation of this Agreement, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

         Section 11.3 Termination by RMS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of VDAT or RMS, by RMS, if (a) VDAT or SUB shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by VDAT or SUB at or prior to such date of termination, (b) there exists a breach of any representation or warranty of VDAT or SUB contained in this Agreement such that the closing conditions set forth in Article VIII would not be satisfied, provided, however, that, with respect to either (a) or
(b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to VDAT or SUB of written notice of such failure or breach, (c) the Board of Directors of RMS shall have failed to recommend or shall have withdrawn, modified or changed its recommendation of this Agreement in a manner adverse to VDAT or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of a Transaction Proposal with a person or entity other than VDAT or any Affiliate of VDAT (or the Board of Directors of RMS, resolves to do any of the foregoing), in each case in accordance with and solely to the extent permitted by Section 5.3 above, or (d) if VDAT shall not have received a binding funding commitment within sixty (60) days from the date hereof to provide RMS with capital in an amount of at least $1.5 million.

         Section 11.4 Procedure for Termination. In the event of termination and abandonment of the Merger by VDAT or RMS pursuant


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

to this Article XI, written notice thereof shall forthwith be given to the other.

         Section 11.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article XI, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 11.5 and in Sections 5.10 and 5.4(b) hereof.

         All advances by VDAT to RMS shall be converted into a senior secured convertible debenture (the "Debenture") bearing interest at 12% per annum amortized over three (3) years from the date of termination. The Debenture shall be a senior obligation of RMS, and VDAT shall have a security interest in all the assets of RMS except that the Debenture shall be subordinate to the security interests of Spacenet and the terms of any financing consummated by RMS during the term of the Debenture. In the event of any termination hereunder by VDAT, such conversion shall not take place for a period of sixty (60) days from the date of termination during which time VDAT shall continue to have the obligation to fund RMS in accordance with the terms of that certain agreement dated as of the date hereof between VDAT and RMS in the form attached hereto as Exhibit
11.5. The obligation for such additional funding shall terminate in the event RMS receives the Two Times Amount (as defined below).

         During the term of the Debenture, VDAT shall be permitted to convert any or all of outstanding principal amount of the Debenture into that number of shares of RMS common stock which would result in a maximum aggregate equity interest in RMS of 10% on a fully-diluted basis ("RMS Limit") at a conversion price of $1.44. If, and to the extent that RMS consummates an equity financing within six (6) months of termination of this Agreement, the conversion price shall be reduced to the lower of (x) the price paid by an investor for RMS common stock in such financing and (y) the lowest price at which RMS common stock will be issued in any such financing upon the conversion of securities issued in any such financing. VDAT shall receive at least 20 days' prior notice before repayment of the Debenture. To the extent the conversion of the Debenture would result in the issuance of shares of RMS common stock in excess of the RMS Limit, such


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

excess amount will not be converted and will be repaid according to the terms of the Debenture.

         In the event that RMS, after the date of termination, receives one-time funding in an amount equal or greater than two times the amount advanced by VDAT (the "Two Times Amount"), any amount received by RMS greater than such Two Times Amount shall be paid to VDAT up to an amount equal to the amount funded by VDAT which has not been repaid or converted into shares of RMS common stock plus all of the interest accrued thereon, RMS' obligations under the Debenture shall be deemed satisfied in full and the Debenture shall be cancelled.

         In the event this Agreement is terminated as a result of RMS violating the provisions of Section 5.3 or the Board of Directors of RMS withdrawing their approval of this transaction as a result of acceptance of a Transaction Proposal pursuant to such section, VDAT shall receive within ten (10) business days of the date of such termination, a payment in the amount of $750,000 and shall be entitled to no other amount under this Agreement other than repayment of all amounts under the Debenture.

                                   ARTICLE XII

                          SURVIVABILITY; INVESTIGATIONS

         Section 12.1 Survival of Representations and Warranties and Covenants. The representations, warranties and covenants (other than any covenants which by their terms continue for more than one (1) year after the Effective Time which will continue in accordance with such terms) of RMS, VDAT and SUB shall survive for one (1) year after the Effective Time. In furtherance and not in limitation of the foregoing, the commitment contained in Section 2.6 to have RMS operate as a separate subsidiary or division of VDAT shall survive the Effective Time for the period specified therein, and the rights of RMS shareholders to receive more VDAT stock based upon the provisions of Article II shall survive the Effective Time for the periods specified therein.

         Section 12.2 Investigation. The respective representations and warranties of VDAT, SUB and RMS contained herein or in any certificate or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.


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

         Section 12.3 Indemnification and Insurance for RMS Directors/Officers. RMS shall, and from and after the Effective Time, the Surviving Corporation shall (and VDAT shall cause the Surviving Corporation to), indemnify, defend and hold harmless each person who is now, or who becomes prior to the Effective Time, an officer or director of RMS (the "RMS D&O Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgements or amounts that are paid in settlement with the approval of RMS or the Surviving Corporation, as applicable, (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of RMS, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated by this Agreement, in each case to the full extent provided under the Certificate of Incorporation and Bylaws of RMS in effect as of the date hereof or as permitted under DGCL, as applicable, to indemnify directors and officers. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification set forth in the Certificate of Incorporation and Bylaws of RMS on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of RMS, unless such modifications were required by law. RMS shall, and from and after the Effective Time the Surviving Corporation shall, obtain and maintain in effect an extended reporting period under the existing directors' and officers' liability insurance policy of RMS for a period of at least six (6)years from the Effective Time or shall cover such individuals under a comparable policy, provided that the obligation required with such policy would not require a payment of greater than $160,000. The provisions of this Section are intended for the benefit of, and shall be enforceable by, each RMS D&O Indemnified Party and his or her heirs and personal representatives after the Effective Time.


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

                                  ARTICLE XIII

                                  MISCELLANEOUS

         Section 13.1 Notices. All notices shall be in writing delivered as follows:

         If to VDAT or SUB, to:

                  Visual Data Corporation
                  1291 S.W. 29th Avenue
                  Pompano Beach, FL 33069
                  Attention: Randy S. Selman

                  With a copy to:

                  Atlas Pearlman, P.A.
                  350 East Las Olas Boulevard, Suite 1700
                  Fort Lauderdale, FL 33301
                  Attention: Joel D. Mayersohn, Esq.

         If to RMS, to:

                  RMS Networks, Inc.
                  900 S. E. 3rd Avenue
                  Fort Lauderdale, FL 33316
                  Attention: Jason Kates, President

                  With a copy to:

                  Akerman, Senterfitt & Eidson, P.A.
                  SunTrust International Center, 28th Floor
                  One Southeast Third Avenue

                  Miami, FL 33131
                  Attention:  Jonathan L. Awner, Esq.

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed to be effectively served and delivered
(a) when delivered personally; (b) when given by telephone facsimile against confirmation (with a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service; or (d) three (3) business days after being deposited in the


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

United States mail in a sealed envelope, postage prepaid, return receipt requested, to the appropriate party.

         Section 13.2 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

         Section 13.3 Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

         Section 13.4 Exhibits and Schedules. The exhibits and schedules referred to in this Agreement will be deemed to be a part of this Agreement.

         Section 13.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

         Section 13.6 Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflict of laws principles thereof.

         Section 13.7 Waivers. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

         Section 13.8 Pronouns. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

         Section 13.9      Time Periods. Any action required hereunder

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

to be taken within a certain number of days will be taken within that number of calendar days unless otherwise provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

         Section 13.10 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

         Section 13.11 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

         Section 13.12 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         Section 13.13     Appointment and Duties of Shareholders'
Representative.

                  (a) RMS hereby irrevocably appoints David Clarke to act as "Shareholders' Representative" on behalf of the shareholders of RMS under this Agreement and all other agreements, certificates and documents contemplated by this Agreement. RMS hereby irrevocably authorizes Shareholders' Representative to take such actions on behalf of the shareholders and to exercise such powers as are designated to Shareholders' Representative by the terms and provisions of this Agreement, together with such actions as are reasonably incidental thereto. David Clarke has accepted such appointment as Shareholders' Representative.

                  (b) VDAT and RMS shall be entitled to rely upon instructions from Shareholders' Representative, and shall be entitled to give any notice required to be given to the shareholders of RMS under this Agreement and all other agreements, certificates and documents contemplated by this Agreement solely to Shareholders' Representative. Neither VDAT nor RMS shall be liable for any acts or omissions of Shareholders' Representative in connection with the performance by Shareholders' Representative of his obligations under this Agreement. By approval of this Agreement, each shareholder of RMS hereby irrevocably appoints Shareholders' Representative as his agent for purposes of the first sentence of this Section 13.13, for purposes of acting on behalf of the shareholders of RMS in connection with any indemnification matter pursuant to Article 9, and for all other purposes contemplated by this Section 13.13

                  (c) If Shareholders' Representative resigns from such position, the resulting vacancy shall be filled by Jason Kates and, in such case, if he resigns or declines to accept such appointment to the resulting vacancy, the position may be filled by approval of the beneficial holders of a majority of the RMS Shares immediately before the Effective Time.

         No bond shall be required of Shareholders' Representative. Shareholders' Representative shall not be liable to the Shareholders for any act taken or omitted under this Agreement as Shareholders' Representative while acting in good faith and in accordance with this Agreement. Subject to the $50,000 aggregate limitation set forth in this Section 13.13, and the second paragraph of Section 5.10, any costs incurred by Shareholders' Representative in carrying out its duties under this Agreement, including the costs of counsel, accountants or other experts hired by Shareholders' Representative, shall be paid or Shareholders' Representative shall be reimbursed from the value of the Threshold II Shares.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


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

                                            VISUAL DATA CORPORATION

                                            By:   /s/ Randy S. Selman
                                               ---------------------------------
                                               Randy S. Selman, President

                                            RMS NETWORKS, INC.

                                            By:   /s/ Jason Kates
                                               ---------------------------------
                                               Jason Kates, President

                                            VISUAL DATA NETWORKS, INC.

                                            By:    /s/ Randy S. Selman
                                               ---------------------------------
                                               Randy S. Selman, President


                                       68